EXHIBIT 99.2

April 13, 2011

Board of Directors

Center Financial Corporation

3435 Wilshire Boulevard, Suite 700

Los Angeles, CA 90010

Members of the Board:

We hereby consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of Center Financial Corporation (“Center”) included as an Appendix to the Joint Proxy Statement/Prospectus of Center and Nara Bancorp, Inc. forming a part of this registration statement on Form S-4 and to all references to our firm in such joint proxy statement/prospectus including those under the caption “NARA and CENTER PROPOSAL 1: THE MERGER – Opinion of Center’s Financial Advisor.”

In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Los Angeles, California April 13, 2011

D.A. Davidson & Co.

11150 Santa Monica Boulevard ~ Suite 380 ~ Los Angeles, CA 90025 ~ (310) 500-3860 ~ FAX (310) 500-3861

www.davidsoncompanies.com/ecm/